CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$18,654,000	$2,544.41

Pricing supplement no. 1588

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 21-II dated April 2, 2013 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated July 19, 2013 Rule 424(b)(2)

$18,654,000
Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due July 25, 2016

General

—

The Notes are designed for investors who seek early exit prior to maturity at a premium if, on any Call Valuation Date, the closing level of each of the S&P 500® Index and the Russell 2000® Index is at or above its Call Level. If the Notes have not been automatically called, investors will receive their principal back at maturity if the Final Level of each Underlying is equal to or greater than 80% of its Initial Level, but will lose some or all of their principal if the Final Level of either Underlying is less than 80% of its Initial Level. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are automatically called. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

—	The first Call Valuation Date, and therefore the earliest date on which an automatic call may be initiated, is August 20, 2014*.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 25, 2016*
—	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Underlying” and collectively, the “Underlyings”)
Automatic Call:	If the closing level of each Underlying on any Call Valuation Date is greater than or equal to the applicable Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note that will vary depending on the applicable Call Valuation Date and Call Premium Percentage and that will be payable on the applicable Call Settlement Date.
Call Level:	With respect to each Underlying, 100% of its Initial Level for each Call Valuation Date
Payment if Called:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

—11.70% × $1,000 if automatically called on the first Call Valuation Date

—23.40% × $1,000 if automatically called on the second Call Valuation Date

—35.10% × $1,000 if automatically called on the final Call Valuation Date

Payment at Maturity:

If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of each Underlying is greater than or equal to its Barrier Level, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

Barrier Level:	With respect to each Underlying, an amount that represents 80% of its Initial Level, which was 1,353.672 for the S&P 500® and 840.384 for the Russell 2000® Index
Initial Valuation Date:	July 19, 2013
Settlement Date:	On or about July 24, 2013
Call Valuation Dates*:	August 20, 2014 (first Call Valuation Date), July 21, 2015 (second Call Valuation Date) and July 20, 2016 (final Call Valuation Date)
Call Settlement Dates*:	The third business day after the applicable Call Valuation Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date†:	July 25, 2016
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
CUSIP:	48126NKF3
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Review Date” in the accompanying product supplement no. 21-II

Investing in the Auto Callable Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 21-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$25	$975
Total	$18,654,000	$466,350	$18,187,650
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $25.00 per $1,000 principal amount Note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-61 of the accompanying product supplement no. 21-II.

The estimated value of the Notes as determined by JPMS, when the terms of the Notes were set, was $961.30 per $1,000 principal amount Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 19, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 21-II dated April 2, 2013 and underlying supplement no 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto dated July 18, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 21-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 21-II dated April 2, 2013:

http://www.sec.gov/Archives/edgar/data/19617/000095010313002142/crt_dp37367-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying:
Final Level – Initial Level Initial Level
Initial Level:	With respect to each Underlying, the closing level of that Underlying on the Initial Valuation Date, which was 1,692.09 for the S&P 500® Index and 1,050.48 for the Russell 2000® Index
Final Level:	With respect to each Underlying, the closing level of that Underlying on the final Call Valuation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Ending Index Level	Closing Level
Initial Index Level	Initial Level
Index closing level	closing level
Review Date	Call Valuation Date
pricing date	Initial Valuation Date
call premium	Call Premium Percentage

For purposes of the Notes offered by this pricing supplement, all references to the “Contingent Buffer Amount” in the accompanying product supplement will be deemed to refer to “1 – Barrier Level,” where “Barrier Level” has the meaning assigned to it in this pricing supplement.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-1

Selected Purchase Considerations

—

APPRECIATION POTENTIAL — If the closing level of each Underlying is greater than or equal to the applicable Call Level on any Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) 11.70% × $1,000 if automatically called on the first Call Valuation Date, (ii) 23.40% × $1,000 if automatically called on the second Call Valuation Date or (iii) 35.10% × $1,000 if automatically called on the final Call Valuation Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

—

POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the Notes is approximately three years, the Notes will be automatically called before maturity if the closing level of each Underlying is at or above the applicable Call Level on any Call Valuation Date and you will be entitled to the applicable payment corresponding to that Call Valuation Date as set forth on the cover of this pricing supplement.

—

LIMITED PROTECTION AGAINST LOSS — If the Notes have not been automatically called, we will pay you your principal back at maturity if the Final Level of each Underlying is equal to or greater than its Barrier Level. If the Notes have not been automatically called and the Final Level of each Underlying is less than its Barrier Level, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

—	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russel 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

—

CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 21-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-2

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in one or both of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 21-II dated April 2, 2013 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called, the return on the Notes at maturity is linked to the performance of the Lesser Performing Underlying and will depend on the extent to which the Underlying Return is negative. If the Notes have not been automatically called and the Final Level of either Underlying is less than its Barrier Level, for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

—

LIMITED RETURN ON THE NOTES — Your potential gain on the Notes will be limited to the Call Premium Percentage applicable to the Call Valuation Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation in the value of either Underlying, which may be significant. Because the closing level of either Underlying at various times during the term of the Notes could be higher than on the Call Valuation Dates, you may receive a lower payment if the Notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in either Underlying.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 21-II for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.

—

YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the Notes and any payment on the Notes is not linked to a basket consisting of the Underlyings. If the Notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the Notes could result in the Notes not being automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.

—

THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE FINAL VALUATION DATE — If the Notes have not been automatically called and the closing level of either Underlying on the Final Valuation Date (i.e., the Final Level) is less than its Barrier Level, the benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.

—

REINVESTMENT RISK — If your Notes are automatically called early, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-3

—

THE CALL PREMIUM PERCENTAGES ARE NOT CALCULATED BASED ON A PER ANNUM RATE — The Call Premium Percentage with respect to each Call Valuation Date increases at a fixed rate from one Call Valuation Date to the next Call Valuation Date, even though the periods between the Call Settlement Dates are not equal. For example, the period between the Settlement Date and the first Call Settlement Date is approximately 13 months and the period between the first Call Settlement Date and the second Call Settlement Date is approximately 11 months. Accordingly, the amount of any payment upon an automatic call will not necessarily reflect a per annum rate applied to the amount of time that has elapsed since the issuance of the Notes.

—

JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

—

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-4

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the levels or prices, as applicable, of the Underlyings;
—	the time to maturity of the Notes;
—	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
—	the dividend rates on the equity securities included in the Underlyings;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-5

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized with respect to the applicable Call Valuation Date for a range of movements in the Lesser Performing Underlying as shown under the column “Lesser Performing Underlying Closing Level Appreciation/Depreciation at Call Valuation Date.” Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the Russell 2000® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Underlying will be on any Call Valuation Date. In addition, the following table and examples assume an Initial Level and a Call Level for the Lesser Performing Underlying of 1,050 and a Barrier Level of 840 (equal to 80% of the hypothetical Initial Level) and reflect that the Call Premium Percentages used to calculate the call premium amount applicable to the first, second and final Call Valuation Dates are 11.70%, 23.40% and 35.10%, respectively. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Valuation Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the Notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the Notes applicable to a purchaser of the Notes.

Lesser Performing Underlying Closing Level	Lesser Performing Underlying Appreciation/ Depreciation at Call Valuation Date	Total Return at First Call Valuation Date	Total Return at Second Call Valuation Date	Total Return at Final Call Valuation Date (1)
1,890.000	80.00%	11.70%	23.40%	35.10%
1,785.000	70.00%	11.70%	23.40%	35.10%
1,680.000	60.00%	11.70%	23.40%	35.10%
1,575.000	50.00%	11.70%	23.40%	35.10%
1,470.000	40.00%	11.70%	23.40%	35.10%
1,365.000	30.00%	11.70%	23.40%	35.10%
1,260.000	20.00%	11.70%	23.40%	35.10%
1,155.000	10.00%	11.70%	23.40%	35.10%
1,050.000	0.00%	11.70%	23.40%	35.10%
1,023.750	-2.50%	N/A	N/A	0.00%
997.500	-5.00%	N/A	N/A	0.00%
945.000	-10.00%	N/A	N/A	0.00%
892.500	-15.00%	N/A	N/A	0.00%
840.000	-20.00%	N/A	N/A	0.00%
839.895	-20.01%	N/A	N/A	-20.01%
735.000	-30.00%	N/A	N/A	-30.00%
630.000	-40.00%	N/A	N/A	-40.00%
525.000	-50.00%	N/A	N/A	-50.00%
420.000	-60.00%	N/A	N/A	-60.00%
315.000	-70.00%	N/A	N/A	-70.00%
210.000	-80.00%	N/A	N/A	-80.00%
105.000	-90.00%	N/A	N/A	-90.00%
0.000	-100.00%	N/A	N/A	-100.00%

(1)	If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of either Underlying is less than its Barrier Level, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

The following examples illustrate how the payment on the Notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Underlying increases from the Initial Level of 1,050 to a closing level of 1,155 on the first Call Valuation Date. Because the closing level of the Lesser Performing Underlying on the first Call Valuation Date of 1,155 is greater than the corresponding Call Level of 1,050, the Notes are automatically called, and the investor receives a single payment of $1,117 per $1,000 principal amount Note on the first Call Settlement Date.

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-6

Example 2: The closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,050 to a closing level of 997.50 on the first Call Valuation Date, 840 on the second Call Valuation Date and 1,260 on the final Call Valuation Date. Because the closing level of the Lesser Performing Underlying on each of the first and second Call Valuation Dates (997.50 and 840) is less than the corresponding Call Level of 1,050, the Notes are not automatically called on these Call Valuation Dates. However, because the closing level of the Lesser Performing Underlying on the final Call Valuation Date of 1,260 is greater than the corresponding Call Level of 1,050, the Notes are automatically called on the final Call Valuation Date, and the investor receives a single payment of $1,351 per $1,000 principal amount Note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 3: The closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,050 to a closing level of 630 on the first Call Valuation Date, 735 on the second Call Valuation Date and 892.50 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates (630, 735 and 892.50) is less than the corresponding Call Level of 1,050 and (b) the Final Level of the Lesser Performing Underlying is greater than its Barrier Level of 840, the Notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,050 to a closing level of 945 on the first Call Valuation Date, 840 on the second Call Valuation Date and 630 on the final Call Valuation Date. Because (a) the closing level of the Lesser Performing Underlying on each of the Call Valuation Dates (945, 840 and 630) is less than the corresponding Call Level of 1,050 and (b) the Final Level of the Lesser Performing Underlying is less than its Barrier Level of 840, the Notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity or upon automatic call. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 4, 2008 through July 19, 2013. The closing level of the S&P 500® Index on July 19, 2013 was 1,692.09. The closing level of the Russell 2000® Index on July 19, 2013 was 1,050.48.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on any Call Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative

JPMorgan Structured Investments — Auto Callable Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-8

instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-35 of the accompanying product supplement no. 29-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

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